SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-14188

                       I.R.E. Pension Investors, Ltd. - II
             (Exact name of registrant as specified in its charter)

                           1750 East Sunrise Boulevard
                          Ft. Lauderdale, Florida 33304
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                    Limited Partnership Units, $250 per unit
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
           Rule 12h-3(b)(1)(i)  [ ]








 Approximate number of holders of record as of the certification or notice date:
                                      None

     Pursuant to the requirements of the Securities Exchange Act of 1934, I.R.E. Pension Investors, Ltd. - II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 19, 2002      I.R.E. PENSION INVESTORS, LTD. - II
                               By:  I.R.E. Pension Advisors II, Corp.,
                                    Managing General Partner

                               By:  /s/ Glen R. Gilbert
                                    --------------------------------------------
                                    Glen R. Gilbert, Executive Vice President
                                    and Chief Financial Officer